FIRST AMENDMENT TO LEASE
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THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 24th day of August, 2020 by and between JURUPA GATEWAY LLC, a Delaware limited liability company (“Lessor”), and E.L.F. COSMETICS, INC., a Delaware corporation (formerly known as J.A. Cosmetics US, Inc.) (“Lessee”).
W I T N E S S E T H:
WHEREAS, Lessor and Lessee are the Lessor and Lessee, respectively, under that certain Standard Industrial/Commercial Multi-Tenant Lease-Net, dated as of December 9, 2015 (the “Lease”), for approximately 212,668 square feet in the approximately 615,640 square feet building located at 5685 Jurupa Street, Ontario, California (the “Existing Premises”); and
WHEREAS, Lessor and Lessee now desire to amend the Lease upon and subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, for and in consideration of the mutual undertakings of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
1.    Recitals. All of the foregoing recitals are incorporated herein as though set forth again at length.
2.    Extension of Lease Term. The term of the Lease is hereby extended for a period commencing on June 1, 2021 (the “Extension Date”) and expiring on June 30, 2026 (such period shall be referred to in this Amendment as the “Extended Term”), unless terminated sooner pursuant to any provision of the Lease. The Extended Term shall be part of the term of the Lease, and all references in the Lease to the Term or the term of the Lease shall be considered to mean the term of the Lease as extended by this Amendment, and all references in the Lease to the end of the term of the Lease or the Expiration Date shall be considered to mean the end of the Extended Term.
3.    Modification of Premises. Effective as of the later of: (a) January 1, 2021 and (b) the date upon which all of the Delivery Requirements (as defined below) are satisfied (such later date, the “Premises Modification Date”), the Premises shall be expanded to include the approximately 44,847 square foot portion of the Building, as depicted on Exhibit A attached hereto (the “Expansion Premises”). After the occurrence of the Premises Modification Date, Lessor and Lessee shall promptly execute a Premises Modification Date Certificate, in form and substance attached hereto as Exhibit C, memorializing the Premises Modification Date. Accordingly, from and after the Premises Modification Date, the Premises shall mean and refer to an approximately 257,515 square foot portion of the Building, as depicted on Exhibit A attached hereto, and Lessee’s Share shall mean 41.83%. Lessor shall deliver physical possession of the Expansion Premises to Lessee with Lessor’s Work (as defined below) Substantially Complete (as defined below), broom-clean, and free from any other tenancies and free from any furniture, fixtures, equipment, inventory, or personal property (collectively, the “Delivery Requirements”). To the extent any delay in Substantial Completion of Lessor’s Work and/or the Improvements was caused by any Lessee Delays (as defined below), Lessor’s Work and/or the Improvements, as applicable, shall be deemed to have been Substantially Completed on the date Lessor’s Work and/or the Improvements, as applicable, would have been Substantially Completed but for such Lessee Delays.
4.    Lessor’s Work. Lessor at its sole cost and expense shall make the following improvements to the Expansion Premises, Existing Premises, or the Project, as the case may be: (a) enclose and expand the office area portion on the first floor of the Existing Premises as depicted on Exhibit B, including eliminating the hallway and widening the door opening as shown thereon, (b) install two (2) new restrooms totaling approximately 170 square feet in the Expansion Premises as depicted on Exhibit A, providing a women’s restroom with 2-toilets and a men’s restroom with 1-toilet and 1-urinal, (c) demolish and remove the existing demising wall between the Existing Premises and the Expansion Premises as depicted on Exhibit A and relocate utilities therein, if applicable, (d) install a new demising wall as depicted on Exhibit A, (e) relocate the fence in the truck court as depicted on Exhibit A, and (f) repair or replace (as appropriate) the motor on the security gate serving the Premises (collectively, “Lessor’s Work”). Except for Lessor’s Work and the Improvements and except as expressly set forth in this Amendment, the Expansion Premises shall be delivered in it AS-IS condition. Lessor shall perform Lessor’s Work in a good and workmanlike manner, in compliance with all Applicable Requirements, and, subject to Lessee Delays, shall Substantially Complete Lessor’s Work on or before January 1, 2021.
Lessor warrants that, except for damages caused by Lessee or its agents or contractors, the existing electrical, plumbing, fire sprinkler, lighting, loading doors, man doors, and all other elements in the Expansion Premises, other than those constructed by Lessee, shall be in good operating condition on the Premises Modification Date, that the structural elements of the roof, bearing walls and foundation of the Expansion Premises shall be free of material defects, and that the Expansion Premises do not contain hazardous levels of any mold or fungi defined as toxic under applicable state or federal law. If any non-compliance with such warranty exists on the Premises Modification Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in the Lease or this Amendment, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessor’s expense. The warranty periods shall be six (6) months as to the systems and other elements of the Expansion Premises, excluding HVAC systems, heating, and sump pumps, if any. If Lessee gives Lessor written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure within the appropriate warranty period, Lessor shall cause its contractor to perform warranty-related work required under its contract with Lessor (including, for the avoidance of doubt, with respect to Lessor’s Work and the Improvements). If Lessee does not give Lessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee’s sole cost and expense (except for the repairs to the fire sprinkler systems, roof, foundations, and/or bearing walls, which shall be performed and paid for in accordance with the Lease, including, without limitation, Paragraph 7). Lessor also warrants, that unless otherwise specified in writing, Lessor is unaware of (i) any recorded Notices of Default affecting the Expansion Premises; (ii) any delinquent amounts due under any loan secured by the Expansion Premises; and (iii) any bankruptcy proceeding affecting the Premises.
Lessor warrants that to the best of its knowledge the improvements on the Expansion Premises will comply with the Applicable Requirements in effect on the Premises Modification Date. Said warranty does not apply to the specific and unique use to which Lessee will put the Expansion Premises, modification which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee’s specific and unique use (see Paragraph 49 of the Lease), or to any Alterations or Utility Installations made or to be made by Lessee. If the Expansion Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor’s expense. If Lessee does not give Lessor written notice of non-compliance with this warranty within twelve (12) months following the Premises Modification Date, correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of the Lease a Capital Expenditure, it shall be allocated between Lessor and Lessee in accordance with Paragraph 2.3 of the Lease.
Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entitles having jurisdiction with respect to the existence of Hazardous Substances on the Expansion Premises prior to the Premises Modification Date, unless such remediation measure is required as a result of Lessee's specific and unique use (including "Alterations", as defined in paragraph 7.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor's agents to have reasonable access to the Expansion Premises at reasonable times in order to carry out Lessor's investigative and remedial responsibilities.
For purposes of this Amendment, “Substantial Completion” or “Substantially Complete” or “Substantially Completed” shall mean completion of Lessor’s Work and/or the Improvements, as applicable, subject only to minor “punch list” items that (I) subject to Lessee Delays, will be completed within thirty (30) days after the date of Substantial Completion, (II) do not materially interfere with Lessee’s work, including, without limitation, the Lessee Improvements (as defined below), and (III) do not materially interfere with Lessee’s use of the Expansion Premises, issuance of a temporary or permanent certificate of occupancy (if necessary), signed off building permit card (if necessary), or other evidence of Lessee’s legal right to occupy and use the Expansion Premises (or any portion thereof); provided, however, that if issuance of a temporary or permanent certificate of occupancy, signed off building permit card, or other evidence of Lessee’s legal right to occupy the Expansion Premises (or any portion thereof) is actually delayed due to Lessee’s performance of other work at the Premises or due to a Lessee Delay, such issuance shall not be required for the occurrence of Substantial Completion so long as Lessor continues to diligently pursue such issuance after such delay ends. For purposes of this Amendment, “Lessee Delay(s)” shall mean any actual delays in the Substantial Completion of Lessor’s Work or the Improvements caused by Lessee, including, without limitation: (i) the period, if any, after August 21, 2020 until this Amendment is executed by Lessee, (ii) delays resulting from Lessee’s material interference with the performance of the Improvements during Lessee’s early occupancy of the Premises, (iii) delays resulting from Lessee’s failure to comply with the requirements set forth in this Section 4 and/or Section 5 with respect to the preparation and/or approval of the plans related to Lessor’s Work, the Improvements, and/or the Improvement Plans (as defined below); (iv) delays resulting from any changes to Lessor’s Work and/or the Improvements requested by Lessee; (v) delays resulting from any other act or omission of Lessee, or its employees, agents or contractors; or (vi) failure of Lessee to timely deliver any information reasonably required or requested by any applicable governmental entity with respect to Lessor’s Work, the Improvements, or otherwise related to the Lease; provided, however, in no event shall a Lessee Delay be deemed to have commenced more than three (3) business days prior to Lessee’s receipt of written notice thereof.
5.    Improvement Allowance.
(a)    Lessor shall provide to Lessee an amount of $128,757.50 (the “Improvement Allowance”) to be used for general purpose industrial building improvements to the Expansion Premises and the Existing Premises as determined by Lessee (the “Improvements”).
(b)    In advance of December 31, 2022 (the “Outside Date”), Lessee shall provide its proposed plans and specifications for the Improvements to Lessor (which may be conceptual in nature and/or include detailed plans and specifications for all or particular components of the Improvements). Within ten (10) business days thereafter, Lessor shall approve such plans or disapprove and provide its comments to such plans, such approval not to be unreasonably withheld, conditioned, or delayed. If Lessor disapproves such plans, Lessee shall deliver the revised plans to Lessor for Lessor’s approval promptly after receipt thereof together with comments to such plans providing reasonable detail of why Lessor disapproved the same, and Lessor shall have three (3) business days following each submittal by Lessee to approve any resubmissions by Lessee, after the first submission set forth above. This procedure shall be repeated until Lessor and Lessee approve the plans for the Improvements and, upon such approval, such approved plans shall constitute the “Improvement Plans”.
(c)    Lessor shall perform the Improvements in a good and workmanlike manner and will, subject to Lessee Delays, Substantially Complete the Improvements in the timeframe contemplated by clause (d) below. Lessor shall cause the Improvements to be performed in a lien-free, workmanlike manner in accordance with the Improvement Plans and generally accepted industry standards, and in accordance with Applicable Requirements. Lessor shall apply for and obtain all permits, licenses and certificates necessary for the performance of the Improvements. Lessor shall competitively bid the Improvements pursuant to the Improvement Plans to three (3) general contractors, and Lessor’s selection thereof shall be subject to Lessee’s prior reasonable approval.

(d)    Lessor and Lessee shall agree upon a commercially reasonable timeline for construction of the Improvements based on the scope of the Improvements, and a methodology of construction in an effort to minimize disruption to Lessee's business operations at the Expansion Premises and the Existing Premises. Within three (3) business days after the Improvements are Substantially Complete, Lessor and Lessee shall conduct a walk-through of the Expansion Premises or the Existing Premises, as applicable, and identify any touch-up work, repairs, minor completion items, and “punch list” items that are necessary for final completion of the Improvements. Lessor shall cause its contractor to complete all such items promptly after such walk-through.
(e)    Subject to clause (f) below, Lessor shall pay for the out-of-pocket costs of the Improvements, together with all engineer, architect, and consultant fees and expenses (including plan preparation costs) and all permit and approval fees and expenses incurred by Lessor in connection with the Improvements (collectively, the “Improvement Costs”), in an amount up to, but not exceeding the Improvement Allowance.
(f)    Lessee must pre-approve any Improvement Costs exceeding the Improvement Allowance. If (i) at any time the expected Improvement Costs exceed (or are reasonably expected by Lessor to exceed) the Improvement Allowance or (ii) Improvement Costs are incurred (or are reasonably expected to be incurred) after the Outside Date, then, within thirty (30) days after Lessor’s written request together with commercially reasonable backup documentation related thereto (and in any event prior to Lessor’s commencement of construction of the applicable Improvements), Lessee shall remit to Lessor in good funds amounts to pay such excess with respect to clause (i) and any Improvement Costs incurred after the Outside Date with respect to clause (ii). Lessee’s failure to timely remit such funds and any delay in commencing or continuing the performance of the Improvements awaiting receipt of such funds shall be a Lessee Delay. If Lessee remits amounts to Lessor in advance of a final invoice for the Improvement Costs and the amount required by Lessor to pay for such excess Improvement Costs is ultimately less than the amount remitted by Lessee, Lessor shall, within thirty (30) days of final invoice or final accounting for such Improvement Costs, remit to Lessee in good funds such excess amount.
(g)    Notwithstanding anything to the contrary set forth in this Amendment, Lessor and Lessee acknowledge and agree that (i) the Improvement Allowance shall not be available to Lessee to pay for Improvement Costs incurred after the Outside Date; (ii) no portion of the Improvement Allowance may be applied to Rent or used for any purpose other than as set forth in this Section 5; and (iii) the timing of completion of the Lessee Improvements shall have no effect on the commencement of the Extended Term or the Premises Modification Date.
(h)    Lessee shall be entitled to use any portion of the Improvement Allowance that remains unused after Lessor’s application of the same towards the Improvement Costs (if any, the “Unused Improvement Allowance”) to pay for the cost of certain general purpose building improvements related to the Expansion Premises or Existing Premises, as determined by Lessee and approved by Lessor in accordance with the Lease (the “Lessee Improvements”), incurred on or before the Outside Date. The Lessee Improvements shall be: (i) performed by Lessee or its employees or contractors; and (ii) deemed Alterations and be subject to the terms and conditions of this Section 5(h) and the Lease, including, without limitation Paragraph 7.3 of the Lease. Lessor shall reimburse Lessee for the costs incurred by Lessee to complete the Lessee Improvements in an amount up to, but not exceeding the Unused Improvement Allowance, in up to three (3) disbursements (but in no event shall Lessee be permitted to request a disbursement request more than once per thirty (30) day period), within thirty (30) days after Lessor’s receipt of written request therefor from Lessee, which request (x) shall specify the costs for which Lessee seeks reimbursement, and (y) shall be accompanied by commercially reasonable documentation supporting Lessee’s determination of such costs, evidence reasonably satisfactory to Lessor that the Tenant Improvements have been performed in accordance with the terms and conditions of this Section 5(h) and applicable terms and condition of the Lease, and appropriate lien waivers or, in lieu of lien waivers from subcontractors performing the Tenant Improvements, Lessee shall provide Lessor a payment and performance bond in a form reasonably acceptable to Lessor with respect to such Tenant Improvements. Lessee shall be responsible for all costs related to the Lessee Improvements in excess of the Unused Improvement Allowance.
6.    Early Occupancy. Subject to the terms and conditions of the Lease that were applicable to the early occupancy of the Existing Premises prior to the Commencement Date thereunder, including Paragraphs 3.2 and 3.4 of the Lease except as expressly set forth below, Lessee shall be permitted to enter the Expansion Premises at any time after the date that Lessor obtains possession of the Expansion Premises from Geodis (as defined below) in the condition required by the Geodis Lease (as defined below) and continuing until the Premises Modification Date, with no obligation to pay Rent, for purposes of installing furniture, fixtures, racking and equipment, and otherwise preparing the Expansion Premises for Lessee’s occupancy as long as (a) Lessee’s activities do not materially interfere with any work being performed by Lessor and/or its contractors at the Building and are conducted in compliance with Applicable Requirements, (b) Lessee does not commence business operations at the Expansion Premises prior to the Premises Modification Date (the parties agree Lessee’s activities to stock the Expansion Premises with finished goods, raw materials, or other supplies/machinery in preparation for business operations shall not be deemed commencement of business operations), and (c) Lessee has delivered evidence of insurance for the Expansion Premises to the same extent as required under the Lease for the Existing Premises. Lessee shall be responsible for all utility charges used by Lessee applicable to the Expansion Premises during any such period of early occupancy.
7.    Rent.
(a)    Base Rent for the Existing Premises through May 31, 2021 shall be as set forth in the Lease. Base Rent for the Existing Premises for the period commencing on the Extension Date and continuing until the expiration of the Extended Term shall be as follows:

Period	Monthly Base Rent
June 1, 2021 to May 31, 2022	$136,107.52
June 1, 2022 to May 31, 2023	$140,190.75
June 1, 2023 to May 31, 2024	$144,396.47
June 1, 2024 to May 31, 2025	$148,728.36
June 1, 2025 to May 31, 2026	$153,190.21
June 1, 2026 to June 30, 2026	$157,785.92

(b)    Base Rent for the Expansion Premises for the period commencing on the Premises Modification Date and continuing until the expiration of the Extended Term shall be as follows:

Period Commencing on the Premises Modification Date**	Monthly Base Rent
Month 1 through Month 2	$0.00 (Base Rent abatement)*
Month 3 through Month 12	$28,702.08
Month 13 through Month 24	$29,563.14
Month 25 through Month 36	$30,450.04
Month 37 through Month 48	$31,363.54
Month 49 through Month 60	$32,304.44
Month 61 through June 30, 2026	$33,273.58
* Notwithstanding anything to the contrary contained herein, Lessee shall pay Operating Expenses (as defined in Paragraph 54 of the Lease) during such period, and if Lessee is in Breach under the Lease during Month 1 and Month 2, Base Rent for the Expansion Premises shall not abate and Lessee shall pay Base Rent for the Expansion Premises for such period in an amount equal to the monthly rate that is next due and payable under the Lease for the Expansion Premises.
** Each “Month” shall mean a full calendar month following the Premises Modification Date, and if the Premises Modification Date occurs on a day other than the first day of a calendar month, Base Rent payable during Month 1 shall apply to such partial month as well.
(c)    The parties acknowledge and agree that Lessee will suffer substantial harm in the event the Delivery Requirements are not timely satisfied, and the resulting damages in connection therewith are hard to predict. Accordingly, as a reasonable estimate of Lessee’s damages and not as a penalty, in the event that Lessor does not satisfy all of the Delivery Requirements on or before February 1, 2021, Base Rent next due and payable under the Lease for the Expansion Premises shall be abated by one (1) day, beginning with February 1, 2021, for each day thereafter until the Delivery Requirements are satisfied
Lessor agrees that Lessee, upon written notice to Lessor and in lieu of accepting the rent abatement with respect to the Expansion Premises, may apply the amount of such rent abatement as a credit against rent payable with respect to the Existing Premises.

8.    Lease Condition. Notwithstanding anything in this Amendment to the contrary, the effectiveness of the expansion of the Premises to include the Expansion Premises and the terms and conditions of this Amendment related thereto (including the following Sections of this Amendment related to the Expansion Premises: Section 3, Sections 4(b), 4(c) and 4(d), Section 6, the Base Rent chart in Section 7(b), Section 7(c) and this Section 8); is conditioned upon Lessor’s satisfaction of the following conditions, as determined by Lessor in its commercially reasonable discretion, which Lessor shall use commercially reasonable efforts to satisfy (collectively, the “Lease Conditions”): (a) the Geodis Lease (as defined below) shall be amended to terminate the Geodis Lease as it relates to the Expansion Premises effective on or before November 30, 2020 (the “Lease Conditions Outside Date”); and (b) on or before the Lease Conditions Outside Date, Geodis (as defined below) shall have surrendered the Expansion Premises in accordance with the Geodis Lease and no other party claiming by, through or under Geodis shall be in possession of, or have the right to occupy the Expansion Premises. In the event any of the Lease Conditions has not been timely satisfied by the Lease Conditions Outside Date, then (i) the provisions of this Amendment related to the Expansion Premises (as set forth above in this Section 8) shall be null and void and of no further force or effect, and (ii) the Lease (as amended hereby) shall remain in full force and effect as it relates to the Existing Premises through the Extended Term (subject to Section 9 below), except that (1) clauses (b), (c), (d), and (e) of the definition of Lessor’s Work in Section 4 of this Amendment shall be deleted and Lessor shall have no obligation to perform such items, and (2) the Improvement Allowance shall be reduced from $128,757.50 to $106,334.00. For purposes of this Amendment, “Geodis Lease” shall mean that certain Standard Industrial/Commercial Multi-Tenant Lease-Net, dated as of December 17, 2015 by and between Lessor and Geodis Logistics LLC, a Tennessee limited liability company (formerly known as Ozburn-Hessey Logistics, LLC) (“Geodis”), as amended by that certain First Amendment to Lease, dated as of November 9, 2016, as amended by that certain Second Amendment to Lease, date as of June 1, 2020, and as may be further amended to satisfy clause (a) above, for approximately 402,972 square feet in the approximately 615,640 square foot building located at 5650 E. Santa Ana Street, Ontario, California.
9.    Options to Extend. Lessor and Lessee acknowledge and agree that by entering into this Amendment, Lessee has exercised one (1) of the two (2) Options to Extend set forth in Paragraph 51 of the Lease and that one (1) Option to Extend remains available to exercise in accordance with the terms and condition of the Lease (as amended hereby).
10.    Commission.    Lessor and Lessee each represents and warrants to the other that it had no conversations or negotiations with any broker or finder in connection with this Amendment, except for Cushman & Wakefield which represented Lessee (“Broker”). Lessor will pay a commission to Broker in connection with this Amendment pursuant to a separate agreement between Lessor and Broker. Lessor and Lessee each hereby indemnifies and holds harmless the other from and against any claims for brokerage commissions or finder’s fees (together all related expenses, including, without limitation, reasonable attorneys’ fees) resulting from or arising out of any conversations or negotiations had by it with any broker or finder in connection with this Amendment, except Lessee shall not be required to indemnify Lessor for claims made by Broker.

11.    Integration of the Amendment. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument and shall constitute the Lease between Lessor and Lessee. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment, in all instances, shall control and prevail.
12.    Entire Agreement. The Lease, as amended by this Amendment, contains all of the terms, covenants, conditions and agreements between Lessor and Lessee. No prior or other agreement or understanding pertaining to such matters shall be valid or of any force or effect.
13.    Definitions. Unless otherwise expressly defined in this Amendment, defined terms and phrases used herein shall have the meanings ascribed to such terms and phrases in the Lease.
14.    No Other Modifications. Except as hereinabove set forth, the Lease shall remain unmodified and in full force and effect.
15.    Headings. The headings of Sections set forth herein are for convenience only and do not define, limit, expand, describe or construe the scope or intent of such Sections.
16.    Counterparts; Electronic Execution. This Amendment may be executed in one or more counterparts, all of which together shall constitute one instrument. This Amendment may be executed and delivered by facsimile or other electronic means with the same force and effect as if an original had been delivered.
[Signature Page Follows]
    IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the day first set forth above.

LESSOR:
JURUPA GATEWAY LLC,
a Delaware limited liability company
By:    Alere Property Group LLC,
a Delaware limited liability company,
its Sole Member
By:/s/ Daniel L. Webb
Name:Daniel L. Webb
Title:Vice President
LESSEE:

E.L.F. COSMETICS, INC.,
a Delaware corporation (formerly known as J.A. Cosmetics US, Inc.)

By: /s/ Mandy Fields
Name:Mandy Fields
Title:CFO
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